Issuer Free Writing Prospectus

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement on Form S-3: No. 333-225609

Concho Resources Inc.

Pricing Term Sheet

$500,000,000 2.400% Senior Notes due 2031

August 10, 2020

This Pricing Term Sheet supplements the information set forth in the Preliminary Prospectus Supplement, dated August 10, 2020, to the Prospectus dated June 14, 2018. To the extent changes in this term sheet amend or supplement specific information in the Preliminary Prospectus Supplement, all related information or information derived therefrom shall be deemed amended or supplemented accordingly. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer:	Concho Resources Inc.

Security Description:	2.400% Senior Notes due 2031 (the “Notes”)

Distribution:	SEC Registered

Trade Date:	August 10, 2020

Settlement Date:

(T+10); August 24, 2020

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade either series of the notes on the date of pricing or during the next seven succeeding business days will be required, by virtue of the fact that the notes will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Anticipated Ratings*:	Baa3 (Moody’s) / BBB- (S&P) / BBB (Fitch)

Size:	$500,000,000

Maturity Date:	February 15, 2031

Benchmark Treasury:	0.625% due May 15, 2030

Benchmark Treasury Price/Yield:	100-15; 0.576%

Spread to Benchmark Treasury:	+185 bps

Yield to Maturity:	2.426%

Coupon:	2.400% per annum

Price to Public:	99.761%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2021

Optional Redemption:	Prior to November 15, 2030, make-whole call at T+30 bps; par call on and after November 15, 2030

CUSIP/ISIN:	20605PAM3 / US20605PAM32 ***

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Senior Co-Managers:	BMO Capital Markets Corp. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC MUFG Securities Americas Inc.

Co-Managers:

Barclays Capital Inc.

Capital One Securities, Inc.

ING Financial Markets LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

BBVA Securities Inc.

CIBC World Markets Corp.

Comerica Securities, Inc.

DNB Markets, Inc.

KeyBanc Capital Markets Inc.

Regions Securities LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The issuer has filed a registration statement (including a prospectus) and prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc., by emailing dg.prospectus_requests@bofa.com, or via phone at (800) 294-1322; J.P. Morgan Securities LLC, by phone at (212) 834-4533; or Wells Fargo Securities, LLC, by e-mailing wfscustomerservice@wellsfargo.com, or via phone at (800) 645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.